Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Nov-04	Oct-04	Sep-04
Yield	15.19%	16.40%	15.03%
Less: Coupon	2.63%	2.46%	2.38%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.66%	5.53%	5.13%
Excess Spread	5.40%	6.91%	6.02%

Three Month Average Excess Spread	6.11%	6.74%	6.46%

Delinquency:
30 to 59 days	1.20%	1.24%	1.24%
60 to 89 days	0.84%	0.87%	0.82%
90 + days	1.80%	1.77%	1.70%
Total	3.84%	3.88%	3.76%

Payment Rate	18.80%	16.15%	17.35%